Exhibit 4.1

                          CONSULTING SERVICES AGREEMENT

      This Financial Consulting Services Agreement (the "Agreement") is entered into on this 15th day of January, 2004 by and between Mohamed Verjee ("Consultant") an Independent Consultant and BIB Holdings Ltd. ("Client"), a Nevada corporation, with references to the following:

                                    RECITALS

      A. The Client desires to be assured of the association and services of the Consultant's experience, skills, abilities, knowledge and background to facilitate long range strategic planning and to advise the Client in business and/or IT matters and is therefore willing to engage the Consultant upon the terms and conditions set forth herein. Client is engaged in the design, source and marketing of high quality apparel business (the "Clients Business"):

      B. The Consultant agrees to be engaged and retained by the Client and upon the terms and conditions set forth herein:

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Engagement. Client has retained Consultant for the purpose of assisting the Company in the conduct of its business, including its day-to-day operations. It is contemplated that the services to be rendered by Consultant will include, but not necessarily be limited to:

      o     Development of Brand/Identity in the current market place
      o Work in conjunction with current professional on the creation of new website in progress
      o Coordinate with current system administration on new ideas and development
      o General IT Consulting o Computer Related Services - computerized research and research services

The Consultant shall perform the duties asked upon within the scope of this contract and agrees to dedicate at a minimum twenty-five hours a week towards the Company's business

It is understood that the services to be provided by Consultant, as agreed to by the parties pursuant to this agreement, shall include, but not be limited to, non-promotional services necessary to assure compliance by the Company with the provisions of the 1933 and 1934 Act, and regulations adopted pursuant thereto. Consultant shall have no responsibility for the accuracy of the substantive representations or representations of fact which are or may be included in documents filed with the Securities and Exchange Commission.

The Company shall be solely responsible for the substantive content of any SEC filings and the truthfulness of all statements made therein. .

      2. Term. The term ("Term") of this Agreement shall commence on the date hereof and continue for Twelve (12) months. The Agreement may be extended upon agreement by both parties upon terms and conditions agreed to by the parties, unless or until the Agreement is terminated. Either party may cancel this Agreement upon five days written notice in the event either party violates any material provision of this Agreement and fails to cure such violation within five (5) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation. Client is aware that Consultant has no power or control of the approval of Client's registration. It is expected by both parties that filings will be made within ninety days and approval within six months.

      3. Compensation and Fees. As consideration for Consultant entering into this Agreement, Client shall pay Consultant the following:


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            A.    Forty Eight Thousand Dollars ($48,000.00), payable as follows;
                  $4,000.00 upon the signing of this Agreement and $4,000.00 thirty days later and $4,000.00 every thirty days thereafter until Client has paid Consultant $48,000.00. Or: Consultant agrees to immediately accept a lump sum of 300,000 shares of S-8 stock in lieu of cash, in payment for services in advance, for the entire term of this contract. The Shares, when issued to consultant, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, free trading and will not be subject to any liens or encumbrances.

            B. Expenses incurred by Consultant including but not limited to; filing fees, audit and legal fees, transfer agent fees, printing, postage, FedEx, web site construction and maintenance, public relations fees, CUSIP, Standard & Poor's or any other cost that Consultant might incur on behalf of Client. Reimbursement for expenses will be due each month as invoiced.

      4. Exclusivity, Performance, Confidentiality. The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client.
            Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

      5. Independent Contractor. In its performance hereunder, Consultant and its Agents shall be independent contractors. Consultant shall complete the services required hereunder according to his own means and methods of work, which shall be in the exclusive charge and control of Consultant and which shall be subject to the control or supervision of Client, except as to the results of the work. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

      6. Miscellaneous. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements and negotiations. There are no third party beneficiaries of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

                                        "Client"

                                        Signature: /s/ Mark Binder
                                                  ------------------------------
                                        Print with Title: Mark Binder, Chairman
                                        Company:  BIB Holdings, Ltd.

                                        "Consultant"

                                        Signature: /s/ Mohamed Verjee
                                                  ------------------------------
                                        Print with Title: Mohamed Verjee


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